UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2017

New Age Beverages Corporation

(Exact name of registrant as specified in its charter)

Washington

(State or other jurisdiction of incorporation)

333-193725	27-2432263
(Commission File Number)	(IRS Employer Identification No.)

1700 E. 68th Avenue, Denver, CO 80229

(Address of principal executive offices) (Zip Code)

(303) 289-8655

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 10, 2017, our wholly owned subsidiary, NABC Properties, LLC, entered into a Purchase and Sale Agreement with an unaffiliated third party. Pursuant to the agreement, NABC Properties, LLC agreed to sell the property located at 1700 E 68th Avenue, Denver, CO 80229 for a purchase price of $8,900,000. $100,000 of the purchase price was paid upon execution of the agreement, with the balance of $8,800,000 to be paid on or before March 6, 2017. The agreement contains a lease back provision, whereby NABC Properties, LLC has agreed to lease the property for an initial term of ten years, with an option to extend for two successive five-year periods. The lease cost is $52,000 per month for the initial year, with two percent annual increases. The Purchase and Sale Agreement is included as Exhibit 10.1 to this Form 8-K, and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 27, 2017, the Company has appointed David Vautrin, Reggie Kapteyn, Ed Brennan, Tim Haas and Greg Fea to serve as members of the Company’s board of directors. Mr. Vautrin, Mr. Kapteyn, Mr. Brennan, Mr. Haas and Mr. Fea will each receive annual compensation of $10,000 in cash and $65,000 worth of restricted common stock. Mr. Vautrin, Dr. Kapteyn, Mr. Brennan, Mr. Haas and Mr. Fea are all considered independent directors as such term is defined under the NASDAQ and NYSE MKT, LLC rules and the related rules of the Securities and Exchange Commission. Mr. Vautrin, Dr. Kapteyn and Mr. Fea will serve as members of the Company’s audit committee, with Mr. Vautrin acting as the audit committee chairman and financial expert. Mr. Vautrin, Mr. Brennan, and Dr. Kapteyn will serve as members of the Company’s compensation committee, with Mr. Fea serving as the compensation committee chairman. Mr. Fea, Mr. Brennan and Mr. Haas will serve as members of the Company’s governance committee, with Mr. Brenna serving as the governance committee chairman.

David Vautrin, aged 46, is currently the CEO of XFit Brands, Inc. a public company and the former CMO of Cott Corporation. From 2013 to present he has been the CEO of XFIT Brands, Inc. From 2009 to 2012 he was the CEO of Throwdown Industries, Inc. He is a graduate of The State University of New York.

Reggie Kapteyn, aged 46, is published physician at the NIH (National Institutes of Health) and is currently a Board Certified Practicing Physician, a Director of Vivitris Life Sciences, Inc., and a Director of Product Development at HydroCision, Inc. From 2015 through present he has been a Director of Vivitris Life Sciences. From 2014 through present he has been a Director of Product Development at HydroCision, Inc. From 2013 through present he has been a Practicing Physician and Director of Pain Management at OAM in Michigan. From 2009 to 2012 he was a Medical Director at Drake Hospital, a University of Cincinnati Hospital. He is a graduate of Hope College, West Virginia School of Osteopathic Medicine, with residency at Georgetown University and fellowship at the NIH and the University of Wisconsin.

Ed Brennan, aged 60, is the current Owner and CEO of Beak and Skiff Orchards, a private company, and is the former Chairman and CEO of Duty Free Stores, and the former CMO at Macy’s. From 2013 through present he has been the Owner and CEO for Beak and Skiff Orchards. From 1999 through 2012 he was the Chairman and CEO for Duty Free Stores (DFS Hong Kong Ltd.). He is a graduate of Niagara University.

Tim Haas, aged 70, is the former CEO of Coca-Cola Foods and The Minute Maid Company, and former Group President Latin America of The Coca-Cola Company. Over the past five years he has not held any formal Board of Directors or other employment positions. He is a graduate of The University of North Dakota.

Greg Fea aged 57, is the former President, CEO and Vice-Chairman of Illy Coffee, and has over twenty plus years of experience of beverage experience in senior leadership roles for E&J Gallo, Cadbury Schweppes, and Danone. From 2015 through present he has been the managing partner of Global Solutions Consulting. From 1998 through 2014 he worked for Illy Caffe, SPA and was President, CEO and Vice Chairman of the firm based in Trieste Italy from 2013 to 2014. He is a graduate of San Diego State University.

Effective January 27, 2017, Julie Anderson and Simon Majumdar resigned as members of the board of directors. There were no disagreements between the Company and Ms. Anderson or Mr. Majumdar.

Item 9.01 Financial Statements and Exhibits.

Exhibits. The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

10.1 Purchase and Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW AGE BEVERAGES CORPORATION

Date: January 30, 2017	By:	/s/ Brent Willis
Brent Willis, Chief Executive Officer